As Filed with the Securities and Exchange Commission on June 28, 2000
                                                     Registration No. 333-35634
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                         -----------------------------
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       CollaGenex Pharmaceuticals, Inc.
                  -------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)
         Delaware                                              52-1758016
----------------------------                             ----------------------
      (State or Other                                       (I.R.S. Employer
       Jurisdiction                                      Identification Number)
    of Incorporation or
       Organization)
                               41 University Drive
                           Newtown, Pennsylvania 18940
                                 (215) 579-7388
            --------------------------------------------------------
               (Address, Including Zip Code, and Telephone Number,
                                    Including
             Area Code, of Registrant's Principal Executive Offices)

                            Brian M. Gallagher, Ph.D.
                      President and Chief Executive Officer
                        CollaGenex Pharmaceuticals, Inc.
                               41 University Drive
                           Newtown, Pennsylvania 18940
                                 (215) 579-7388
            --------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:
                              David J. Sorin, Esq.
                              Tod K. Reichert, Esq.
                   Buchanan Ingersoll Professional Corporation
                                 College Centre
                              650 College Road East
                           Princeton, New Jersey 08540
                                   (609) 987-6800
                          ---------------------------
      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
                          ---------------------------

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
                           --------------------------
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

-------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE
===============================================================================


                                    Proposed        Proposed
                       Amount        Maximum         Maximum        Amount Of
  Title of Shares      To Be     Aggregate Price    Aggregate     Registration
 To Be Registered    Registered   Per Share(1)   Offering Price      Fee(2)
-------------------------------------------------------------------------------


Common Stock,
 $.01 par value..      39,188        $9.7187       $380,858.37       $100.55

================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Such price is based upon the average of the high and low price per share of the Registrant's common stock as reported on the Nasdaq National Market on April 20, 2000.

(2)  The Registrant previously paid such fee on April 26, 2000.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



================================================================================

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information in this prospectus is not complete and may be changed. The selling shareholders may not sell their securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


PROSPECTUS (Not Complete)
Dated:  June 28, 2000


                                  39,188 Shares

                              COLLAGENEX PHARMACEUTICALS, INC.

                                  Common Stock

      This prospectus relates to the public resale, from time to time, of an aggregate of 39,188 shares of our common stock, $.01 par value, by certain stockholders identified below in the section entitled "The Selling Shareholders."

      We will not receive any of the proceeds from the sale by the selling shareholders of the shares covered by this prospectus.

      Our common stock is traded on the Nasdaq National Market under the symbol "CGPI." On April 20, 2000, the closing sale price of our common stock on the Nasdaq National Market was $9.7187 per share.


          Investing in the common stock involves a high degree of risk.
                     See "Risk Factors" beginning on page 3.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 June 28, 2000.

                          PROSPECTUS TABLE OF CONTENTS

                                                                            Page
CollaGenex Pharmaceuticals, Inc.......................................       2
Risk Factors..........................................................       3
     If Periostat is Not Accepted by Dental Health Care Providers and
       Patients, Our Sales Will Suffer................................       3
     We Rely on Periostat for Most of Our Revenue.....................       3
     We Anticipate Future Losses......................................       3
     We Have a Limited Marketing and Sales History and May Not be
       Able to Successfully Market Our Product Candidates.............       3
     If Our Intellectual Property Rights Are Compromised, We May Not
       Be Able to Compete Effectively.................................       4
     If We Lose Our Sole Supplier of Doxycycline or Our Current
       Manufacturer of Periostat, Our Commercialization of Periostat
       Will be Interrupted or Less Profitable.........................       6
     A Reduction in Third-Party Reimbursements May Negatively Affect
       the Sale of Our Products.......................................       6
     If We Cannot Compete Effectively, Our Sales Will Decline.........       6
     We May be Unable to Successfully Commercialize New Products......       7
     We Are Subject to Extensive Government Regulations...............       7
     If Our Products Cause Injuries, We May Incur Significant Expense
       and Liability..................................................       7
     If We Need Additional Financing, and Financing is Unavailable,
       Our Ability to Develop and Commercialize Products and Our
       Operations Will be Adversely Affected..........................       8
     Delaware Law, Our Certificate of Incorporation and Our By-Laws
       Contain Provisions That Could Discourage a Takeover of Our
       Company........................................................       8
     Because Our Executive Officers, Directors and Affiliated
       Entities Own Approximately 42% of Our Capital Stock, They
       Could Control Our Actions in a Manner That Conflicts With Our
       Interests and the Interests of Our Other Stockholders..........       8
     Our Stock Price is Highly Volatile, and Therefore the Value of
       Your Investment May Fluctuate Significantly....................       8
Special Note Regarding Forward-Looking Information....................       9
Use of Proceeds.......................................................       9
Selling Shareholders..................................................       9
Plan of Distribution..................................................      12
Legal Matters.........................................................      13
Experts...............................................................      13
Information Incorporated by Reference.................................      13
Where You Can Find More Information...................................      14
Indemnification of Directors and Officers.............................      15

                        COLLAGENEX PHARMACEUTICALS, INC.

      CollaGenex Pharmaceuticals, Inc. and its subsidiaries is a specialty pharmaceutical company focused on providing innovative medical therapies to the dental market. In September 1998, the FDA approved our first product, Periostat, a prescription pharmaceutical capsule developed as an adjunct to scaling and root planing, a mechanical procedure involving the removal of bacteria-containing plaque, to promote gum and tooth attachment and to reduce gum pocket depth in patients with adult periodontitis, a chronic infection caused by plaque build up on teeth and the leading cause of adult tooth loss. We are marketing Periostat to the dental community through our professional dental pharmaceutical sales force of approximately 135 sales representatives and managers. This sales force also co-promotes Vioxx, a prescription non-steroidal anti-inflammatory drug developed by Merck & Co., Inc., and Denavir, a prescription cold sore medication developed by SmithKline Beecham Consumer Healthcare, L.P. We are actively pursuing other prescription products to market to the dental community.

      We are a Delaware corporation. We were incorporated and began operations in 1992 under the name CollaGenex, Inc. and changed our name to CollaGenex Pharmaceuticals, Inc. in April 1996. Our principal executive offices are located at 41 University Drive, Newtown, Pennsylvania 18940, and our telephone number is
(215) 579-7388.

     In this prospectus, the terms "CollaGenex," "we," "us" and "our" includes CollaGenex Pharmaceuticals, Inc. and its subsidiaries.

                                  RISK FACTORS

      If Periostat is Not Accepted by Dental Health Care Providers and Patients, Our Sales Will Suffer. In September 1998, the FDA approved our first product, Periostat, a prescription pharmaceutical capsule developed as an adjunct to scaling and root planing, a mechanical procedure involving the removal of bacteria-containing plaque, to promote gum and tooth attachment and to reduce gum pocket depth in patients with adult periodontitis, a chronic infection caused by plaque build up on teeth and the leading cause of adult tooth loss. Our growth and success depends in large part on our ability to demonstrate to dental practitioners the effectiveness of Periostat for the treatment of gum disease. Further, our growth and success will depend on acceptance and continued use of Periostat by dental health care providers and patients. If Periostat is rejected by dental health care providers or patients for any reason, our sales will suffer.

      We Rely on Periostat for Most of Our Revenue. Our revenue and profitability depend on our ability to successfully market and sell Periostat. Although we plan to market complementary therapeutic products, whether developed internally or by others, we expect that most of our revenue in the immediate future will come from sales of Periostat. If we fail to successfully market and sell Periostat on a consistent basis, we will be forced to identify and finance alternative products to generate sufficient operating revenue.

      We Anticipate Future Losses. From our founding in 1992 through the commercial launch of Periostat in November, 1998, we had no revenue from sales of our own products. For the quarter ended March 31, 2000, we experienced a net loss of approximately $2.4 million. During the year ended December 31, 1999, we experienced a net loss of approximately $14.6 million. From inception through December 31, 1999, we have experienced an aggregate net loss of $52.5 million. Our historical losses have resulted primarily from the expenses associated with our pharmaceutical development program, clinical trials, the regulatory approval process associated with Periostat and sales and marketing activities relating to Periostat. We expect to incur significant future expenses, particularly with respect to the sales and marketing of Periostat. As a result, we anticipate losses through at least year-end 2000.

      We Have a Limited Marketing and Sales History and May Not be Able to Successfully Market Our Product Candidates. We have a limited history of marketing, distributing and selling pharmaceutical products in the dental market. We market and sell our products in the United States through a direct sales force and internationally in collaboration with marketing partners upon receipt of the necessary foreign regulatory approvals. In January 1999, we trained a sales force of approximately 125 sales representatives and managers and began to promote Periostat to the dental community. Further, we have entered into agreements to market Periostat in certain countries in Europe, North Africa and Canada, and we continue to evaluate partnering arrangements in countries outside the United States. If we are unable to continue to recruit and retain sales and marketing personnel, we will be unable to successfully expand our sales and marketing efforts. Furthermore, if our foreign partners do not devote sufficient resources to perform their contractual obligations with us, we may not achieve our foreign sales goals.

      If Our Intellectual Property Rights Are Compromised, We May Not Be Able to Compete Effectively. Because of the substantial length of time and expense associated with bringing new products through development to the marketplace, the pharmaceutical industry places considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products and processes. Our success will depend in part on several factors, including, without limitation: our ability to obtain and maintain patent protection for our technologies, products and processes; our ability to preserve our trade secrets; and our ability to operate without infringing the proprietary rights of other parties both in the United States and in foreign countries.


      Our core technology is licensed from the Research Foundation of the State University of New York at Stony Brook ("SUNY") and is referred to herein as the "SUNY License." Under the SUNY License we have an exclusive worldwide license to SUNY's rights in certain patents and patent applications to make and sell products employing tetracyclines to treat certain disease conditions. SUNY owns twenty-four U.S. patents and eight U.S. patent applications that are licensed to us. The patents licensed from SUNY expire between 2004 and 2018; two related to Periostat, expire in 2004 and 2007. Of the twenty four patents, one patent has been co-assigned to the University of Miami, Florida, one patent has been co-assigned to Washington University, St. Louis, and one patent has been co-assigned to the Hospital for Joint Diseases. Of the eight patent applications, one patent application has been co-assigned to the Hospital for Joint Diseases, one patent application has been co-assigned to the University of Miami, Florida, one patent application has been co-assigned to the University of Rochester, and one patent application is co-owned by the University of Helsinki.

      The primary United States patent covers the use of conventional tetracyclines to inhibit pathologically excessive collagenolytic activity (the "Primary Patent"), while a related United States patent covers the use of tetracyclines having no antibiotic activity (the "Secondary Patent") for the same purpose. SUNY did not apply in foreign countries for patents corresponding to the Primary Patent but has obtained patents that correspond to the Secondary Patent in Australia, Canada and certain European countries. One of the Secondary Patents has issued in Japan. SUNY also has obtained patents in certain European countries, Canada and Japan and has pending patent applications in certain other foreign countries which correspond to its United States patents relating to methods of use of tetracyclines to reduce bone loss. Our rights under the SUNY License are subject to certain statutory rights of the United States government resulting from federal support of research activities at SUNY.

      If we do not obtain and maintain our patent protection we may face increased competition in the United States and in foreign countries. The SUNY License imposes various payment and reporting obligations on us. Our failure to comply with these requirements could result in the termination of such license. If the SUNY License is terminated, we would lose our right to exclude competitors from commercializing similar products. Moreover, if SUNY subsequently licensed the technology to a competitor, we could be excluded from marketing the same products.


      One of the United States patents and one corresponding Japanese patent application licensed to us under the SUNY License are owned jointly by SUNY and a Japanese company.

These patent rights, which expire in 2012, cover particular chemically modified tetracyclines (the "Jointly Owned CMTs") that were involved in research activities between SUNY and the Japanese company. The Japanese company may have exclusive rights to these Jointly Owned CMTs in Asia, Australia and New Zealand and may have a non-exclusive right to exploit these Jointly Owned CMTs in other territories. These Jointly Owned CMTs are not involved in Periostat, but could in the future prove to be important for one or more of the other potential applications of our technology. If we do incorporate the Jointly Owned CMTs in any future product, we may not be able to market these products in Asia, Australia and New Zealand and could experience increased competition in other markets, including the United States, from the joint owner.


      Although inventor(s) can never be unequivocally certain they are first to invent the subject matter of a patent, rigorous examination by the U.S. and foreign Patent Offices and investigation by competitors lead us to believe that we are the first inventors of inventions covered by issued patents and pending patent applications. We deem it unlikely that our issued patents and/or pending applications will be invalid for lack of first true inventor(s).

      In addition, we cannot guarantee, without limitation, that patent applications to which we hold rights will result in the issuance of patents; any patents issued or licensed to us will be free from challenge and that if challenged, that they would be held to be valid; any such patents will provide commercially significant protection to our technology, products and processes; others will not independently develop substantially equivalent proprietary information which is not covered by patents to which we own rights or obtain access to our know-how. However, others who receive patents for inventions subsequent to ours cannot prevent the sale of our products currently being made and sold, nor can they require licensing and payment of fees or royalties to enable us to conduct our business.

      If any relevant claims of third-party patents which pre-date our inventions are upheld as valid and enforceable, we could be prevented from selling our products or could be required to obtain licenses from the owners of such patents. We cannot guarantee that such licenses would be available or, even if available, would be on acceptable terms to us. If we fail to obtain these licenses such failure would have a material adverse effect on our business, financial condition and results of operations.


      Due to the general availability of generic tetracyclines for use as antibiotics, we could become involved in expensive infringement actions to enforce and/or protect our patents. Regardless of the outcome, the defense and prosecution of patent claims is expensive and time consuming and may distract our management from their other activities. Although federal law prohibits the promotion or marketing of pharmaceuticals for unauthorized uses, we cannot guarantee that practitioners will not prescribe or patients will not obtain generic forms of doxycycline and divide the tablets into smaller doses instead of obtaining a prescription for Periostat.

      Our success also depends upon know-how, unpatentable trade secrets, and the skills, knowledge and experience of our scientific and technical personnel. We require all employees to enter into confidentiality agreements that prohibit the disclosure of confidential information to third parties and require disclosure and assignment of rights to their ideas, developments, discoveries and inventions. In addition, we try to get such agreements from our consultants, advisors and research collaborators. We cannot guarantee that adequate protection will be provided for our trade secrets, know-how or other proprietary information if there is any unauthorized use or disclosure. We occasionally provide information and chemical compounds to research collaborators in academic institutions and request the collaborators to conduct tests in order to investigate certain properties of the compounds. We cannot guarantee that the academic institutions will not assert intellectual property rights in the results of the tests conducted by the research collaborators, or that the academic institutions will grant licenses under such intellectual property rights to us on acceptable terms or at all. If the assertion of intellectual property rights by an academic institution is substantiated, and the academic institution does not grant intellectual property rights to us, our business, financial condition and results of operations could be materially adversely affected.


      If We Lose Our Sole Supplier of Doxycycline or Our Current Manufacturer of Periostat, Our Commercialization of Periostat Will be Interrupted or Less Profitable. We rely on a single supplier for doxycycline, the active ingredient in Periostat. There are relatively few alternative suppliers of doxycycline and this supplier produces the majority of the doxycycline used in the United States. If we are unable to procure a commercial quantity of doxycycline from our current supplier on an ongoing basis at a competitive price, or if we cannot find a replacement supplier in a timely manner or with favorable pricing terms, our costs may increase significantly and we may experience delays in the supply of Periostat.

      We rely on a single third-party contract manufacturer to produce Periostat. We are currently working with another contract manufacturer on a tablet formulation for Periostat and we intend to contract with additional manufacturers for the commercial manufacture of Periostat. An inability to maintain our arrangements with our present manufacturer could result in delays in the supply of Periostat and we believe that it could take up to one year to successfully transition to a new manufacturer.

      A Reduction in Third-Party Reimbursements May Negatively Affect the Sale of Our Products. Successful commercialization of Periostat or other pharmaceutical products that we may develop or market will depend upon the availability in both domestic and foreign markets of reimbursement or funding from third party health care payors such as government and private insurance plans, including dental managed care plans. As third party payors seek to contain their costs, they may reduce or decline reimbursement for new products. These actions may restrict our ability to realize an appropriate return on our pharmaceutical products. It is also uncertain what legislative proposals may be adopted relating to health care reimbursement or what actions may be taken in response to any health care reform proposals or legislation by federal, state or private payors of health care products and services. In addition, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to governmental control. A reduction or elimination of reimbursement by third party payors or regulatory limitations would negatively affect the sale of our products.

      If We Cannot Compete Effectively, Our Sales Will Decline. Competition in the pharmaceutical industry is intense. Many pharmaceutical companies have substantially greater
                                      -6-
financial, marketing, sales, distribution and technical resources than do we and have more experience in research and development, clinical trials, regulatory matters, manufacturing and marketing. Our technology may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of these companies.

      We May be Unable to Successfully Commercialize New Products. We have several potential products for non-dental applications that are in various early stages of development that would require significant additional research and development, clinical trials and appropriate regulatory approval before any of these products may be commercialized. All of these proposed products are based upon our core technology, which is licensed from SUNY. We anticipate developing and commercializing these non-dental products through collaborations and licensing arrangements with third parties who likely will be responsible for many aspects of pre-clinical testing and human clinical trials, the preparation and submission of applications for regulatory approval and the manufacturing of these products. We will, therefore, be dependent upon the expertise and resources of third parties to develop, commercialize and manufacture our new products.

      We Are Subject to Extensive Government Regulations. We are subject to comprehensive regulation by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, and local authorities regulate, among other things, the research and development, including preclinical and clinical testing, safety, effectiveness, approval, manufacturing, labeling, advertising, promotion, export, and marketing of our products. In the United States, the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, and other laws.

      Both before and after approval is obtained, violations of regulatory requirements may result in various adverse consequences, including the FDA's delay in approving or refusal to approve a product, recalls, withdrawal of an approved product from the market, and/or the imposition of civil or criminal sanctions.


      We also will be subject to a variety of foreign regulatory regimes governing clinical trials and sales of our products. Our products have not been approved in any foreign country. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The approval process varies from country to country, and other countries may also impose post-approval requirements.


      If Our Products Cause Injuries, We May Incur Significant Expense and Liability. Our business may be adversely affected by potential product liability risks inherent in the testing, manufacturing and marketing of Periostat and other products developed by or for us. We have $10.0 million in product liability insurance for Periostat. This level of insurance may not adequately protect us against product liability claims. Insufficient insurance coverage or the failure to obtain indemnification from third parties for their respective liabilities may expose us to product liability claims and/or recalls and could cause our business, financial condition and results of operations to decline.

      If We Need Additional Financing, and Financing is Unavailable, Our Ability to Develop and Commercialize Products and Our Operations Will be Adversely Affected. We have historically financed our operations through public and private equity financings. Our capital requirements depend on numerous factors, including our ability to successfully commercialize Periostat, competing technological and market developments, our ability to enter into collaborative arrangements for the development, regulatory approval and commercialization of other products, and the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights. We anticipate that we may be required to raise additional capital in order to conduct our operations. Additional funding, if necessary, may not be available on favorable terms, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products or potential markets. At March 31, 2000 we had cash, cash equivalents and short-term investments of approximately $12.1 million and we anticipate that our existing working capital will be sufficient to fund our operations through the year-end 2000.

      Delaware Law, Our Certificate of Incorporation and Our By-Laws Contain Provisions That Could Discourage a Takeover of Our Company. Anti-takeover provisions of Delaware law, our Certificate of Incorporation and our By-Laws could make it more difficult for a third party to acquire control of us, even if such change would be beneficial to our stockholders. Our Certificate of Incorporation provides that our board of directors may issue preferred stock with superior rights and preferences without common stockholder approval. The issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control. Our board of directors has also adopted a "poison pill" rights plan that may further discourage a third party from making a proposal to acquire us. In addition, in connection with the issuance of our preferred stock, the rights of our common stockholders may be limited in certain instances with respect to divided rights, rights on liquidation, winding up and dissolution and certain other matters submitted to a vote of our common stockholders.

      Because Our Executive Officers, Directors and Affiliated Entities Own Approximately 42% of Our Capital Stock, They Could Control Our Actions in a
Manner That Conflicts With Our Interests and the Interests of Our Other Stockholders. Currently, our executive officers, directors and affiliated entities together beneficially own approximately 42% of the outstanding shares of our common stock or equity securities convertible into common stock. As a result, these stockholders, acting together, or in the case of our preferred stockholders, in certain instances, as a class, will be able to exercise control over corporate actions requiring stockholder approval, including the election of directors. This concentration of ownership may have the effect of delaying or preventing a change in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

      Our Stock Price is Highly Volatile, and Therefore the Value of Your Investment May Fluctuate Significantly. The market price of our common stock has fluctuated and will continue to fluctuate as a result of variations in our quarterly operating results. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, the stock market in general has experienced dramatic price and volume fluctuations from time to time. These fluctuations may or may not be based upon any business or operating results. Our common stock may experience similar or even more dramatic price and volume fluctuations which may continue indefinitely.

                     SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      This prospectus and the documents incorporated herein contain forward-looking statements. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be forward-looking statements. For example, the words "may," "will," "continue," "believes," "expects," "anticipates," "intends," "estimates," "should" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause CollaGenex's results to differ materially from those indicated by such forward-looking statements. These factors include those set forth in the section entitled "Risk Factors." In particular, CollaGenex's business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of CollaGenex's sales and marketing plans for Periostat(R), risks inherent in research and development activities, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development. CollaGenex's success depends to a large degree upon the market acceptance of Periostat by periodontists, dental practitioners, other health care providers, patients and insurance companies. In addition, there can be no assurance that CollaGenex's product candidates (other than the FDA's approval of Periostat in the United States) will be approved by any regulatory authority for marketing in any jurisdiction or, if approved, that any such products or Denavir(R) or Vioxx(R) will be successfully commercialized by CollaGenex. As a result of such risks and others expressed from time to time in CollaGenex's filings with the Securities and Exchange Commission, CollaGenex's actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein.

                                 USE OF PROCEEDS

      CollaGenex will not receive any of the proceeds from the sale of the shares offered by the selling shareholders set forth in this prospectus.

                              SELLING SHAREHOLDERS
      The individuals and entities listed below received shares of preferred stock in connection with the execution of a stock purchase agreement with CollaGenex, dated March 19, 1999. The preferred stock is by its terms convertible, in certain circumstances, into shares of common stock. Holders of the preferred stock are also entitled to certain dividend payments to be made in shares of common stock. Under the terms of the stock purchase agreement, all such dividend payments issued to the selling shareholders are to be registered with the Securities and Exchange Commission. The registration of shares of common stock payable as dividends to the selling shareholders for the period July 1, 1999 through December 31, 1999 is included herein.

      The following table sets forth as of December 31, 1999 certain information with respect to the selling shareholders. CollaGenex cannot assure that any of the selling shareholders will offer for sale or sell any or all of the shares offered by them pursuant to this prospectus.


                                                                             Number of
                                                Beneficial Ownership of        Shares           Beneficial
                   Name of                       Selling Shareholders         Offered       Ownership of Shares
            Selling Shareholders                 Prior to Offering(1)        Hereby(2)       After Offering(2)
----------------------------------------    ---------------------------     -----------   -----------------------
                                               Number        Percent                       Number       Percent
                                               ------        -------                       ------       -------

OCM Principal Opportunities Fund, L.P. .    1,662,630(3)     16.1(3)          34,680      1,627,950        15.8
Richard A. Horstmann ...................      707,536(4)      8.0(4)           1,960        705,576         8.0
Marquette Venture Partners II, L.P. ....      982,183(5)     11.2(5)           1,905        980,278        11.2
MVP II Affiliates Fund, L.P. ...........       28,066(5)        *(5)              55         28,011          *
Robert J. Easton .......................       66,083(6)        *(6)             392         65,691          *
Pebblebrook Partners Ltd. ..............        9,394(7)        *(7)             196          9,198          *

---------

*   Less than one percent



(1) Such number of shares held includes shares of common stock issued to each such holder in payment of dividends on the preferred stock declared by the CollaGenex's Board of Directors in December 1999 and distributed in January 2000. Applicable percentage of ownership is based on 8,665,729 shares of common stock outstanding as of February 15, 2000, plus any common stock equivalents or convertible securities held, shares beneficially owned by each such holder and shares of common stock issued by CollaGenex in payment of dividends on the preferred stock as set forth herein.

(2) Assumes that all shares to be offered, as set forth above, are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering. Because the selling shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that each selling shareholder will own upon completion of this offering.

(3) Stephen A. Kaplan, a member of CollaGenex's Board of Directors, is a Principal of Oaktree Capital Management, LLC, which is the general partner of OCM Principal Opportunities Fund, L.P. ("OCM"). Includes 1,609,091 shares of common stock issuable upon the conversion of 177,000 shares of preferred stock held by OCM and 53,539 shares of common stock issued in payment of dividends on such preferred stock. Mr. Kaplan expressly disclaims beneficial ownership of such shares, except to the extent of any indirect pecuniary interest therein.

(4) Mr. Horstmann is a principal of Thomson Horstmann & Bryant, Inc. and, as such, has the power to vote or to direct the vote of and to dispose of or direct the disposition of the shares owned by Thomson Horstmann & Bryant, Inc. (613,600 shares of common stock). Mr. Horstmann expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in Thomson Horstmann & Bryant, Inc. Also includes 90,910 shares of common stock issuable upon the conversion of 10,000 shares of preferred stock held by Mr.

     Horstmann and 3,026 shares of common stock issued in payment of dividends on such preferred stock.

(5) James E. Daverman, a member of CollaGenex's Board of Directors, is President of Marquette Management Partners, LLC, the general partner of Marquette Venture Partners, L.P. and a general partner of MG II, L.P., the general partner of Marquette Venture Partners II, L.P. ("Marquette") and MVP II Affiliates Fund, L.P. ("MVP II") and, as such, has the power to vote or direct the vote of and to dispose of or direct the disposition of the shares owned by Marquette (which includes 88,382 shares of common stock issuable upon the conversion of 9,722 shares of preferred stock held by Marquette, 2,941 shares of common stock issued in payment of dividends on such preferred stock and 890,860 shares of common stock otherwise held by Marquette) and MVP II (which includes 2,528 shares of common stock issuable upon the conversion of 278 shares of preferred stock held by MVP II, 85 shares of common stock issued in payment of dividends on such preferred stock and 25,453 shares of common stock otherwise held by MVP II). Mr. Daverman expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in each of Marquette and MVP II.

(6) Mr. Easton is a member of CollaGenex's Board of Directors. Includes 15,000 shares of common stock underlying options which are exercisable as of February 15, 2000 or 60 days after such date. Also includes 18,182 shares of common stock issuable upon the conversion of 2,000 shares preferred stock held by Mr. Easton and 606 shares of common stock issued in payment of dividends on such preferred stock. Also includes 6,400 shares of common stock held as trustee for Second Easton Family Charitable Trust and 25,895 shares of common stock otherwise held by Mr. Easton.

(7) Includes 9,091 shares of common stock issuable upon the conversion of 1,000 shares of preferred stock held by Pebblebrook Partners Ltd. and 303 shares of common stock issued in payment of dividends on such preferred stock.

      All offering expenses are being paid by CollaGenex except the fees and expenses of any counsel and other advisors that the Selling Shareholders may employ to represent them in connection with the offering and all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                              PLAN OF DISTRIBUTION


      The selling shareholders have not advised CollaGenex of any specific plan for distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time to time by the selling shareholders or by permitted pledgees, donees, transferees or other permitted successors in interest. Such sales may be made in any of the following manners:

     o On the Nasdaq National Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);


     o    In public or privately negotiated transactions;

     o    In transactions involving principals or brokers;

     o    In a combination of such methods of sale; or

     o    Any other lawful methods.


      Although sales of the shares are, in general, expected to be made at market prices prevailing at the time of sale, the shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

      In offering the shares covered by this prospectus, each of the selling shareholders and any broker-dealers who sell the shares for the selling shareholders may be "underwriters" within the meaning of the Securities Act of 1933, and any profits realized by such selling shareholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

      Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

      Each of the selling shareholders is acting independently of CollaGenex in making decisions with respect to the timing, manner and size of each sale of shares. CollaGenex has not been advised of any definitive selling arrangement at the date of this prospectus between any selling shareholder and any broker-dealer or agent.

      To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the shares by the selling shareholders, will be set forth in a prospectus supplement.

      The expenses of preparing and filing this prospectus and the related registration statement with the Securities and Exchange Commission will be paid entirely by CollaGenex. Shares of common stock covered by this prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus. The selling shareholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, including without limitation, Rule 10b-5 thereunder.

      Neither CollaGenex nor the selling shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling shareholders on account of their sales of the shares from time to time.


                                  LEGAL MATTERS


      The validity of the shares of common stock offered hereby will be passed upon for CollaGenex by Buchanan Ingersoll Professional Corporation, 650 College Road East, Princeton, New Jersey 08540.


                                     EXPERTS

      The consolidated financial statements and schedule of CollaGenex Pharmaceuticals, Inc. and subsidiaries as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      INFORMATION INCORPORATED BY REFERENCE


      The Securities and Exchange Commission allows CollaGenex to "incorporate by reference" the information CollaGenex files with the Securities and Exchange Commission, which means that CollaGenex can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that CollaGenex files later with the Securities and Exchange Commission will automatically update and supersede this information. CollaGenex incorporates by reference the documents listed below and any future filings made by CollaGenex with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, until the filing of a post-effective amendment to this prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold:

     o CollaGenex's Annual Report on Form 10-K for the year ended December 31, 1999 filed with the Securities and Exchange Commission on March 29, 2000;


     o All other reports filed by CollaGenex pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1999; and

     o The description of CollaGenex's common stock, $.01 par value, which is contained in CollaGenex's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act of 1934, as amended, in the form declared effective by the Securities and Exchange Commission on June 20, 1996, including any subsequent amendments or reports filed for the purpose of updating such description.

      CollaGenex will provide to any person, including any beneficial owner of its securities, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such requests at no cost to you by writing or telephoning CollaGenex at the following address or number:

            CollaGenex Pharmaceuticals, Inc.
            41 University Drive
            Newtown, Pennsylvania 18940
            Attention:  Chief Financial Officer
            Telephone:  (215) 579-7388



      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. CollaGenex has not authorized anyone else to provide you with different information. CollaGenex is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.


                       WHERE YOU CAN FIND MORE INFORMATION


      CollaGenex files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. CollaGenex's Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's website at
http://www.sec.gov. You may also read and copy, at prescribed rates, any document CollaGenex files with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission's Public Reference Room.

      CollaGenex has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the shares offered hereby. This prospectus, which constitutes a part of that registration statement, does not contain all the information contained in the registration statement and its exhibits. For further information with respect to CollaGenex and the shares, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the Securities and Exchange Commission. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.


      Article IX of CollaGenex's By-laws specifies that CollaGenex shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of the Corporation or was or is serving at the request of the Corporation as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between CollaGenex and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to adopt, amend or repeal such provision of the By-laws.


      CollaGenex has executed indemnification agreements with each of its officers and directors pursuant to which CollaGenex has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of CollaGenex.


      Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

      CollaGenex's Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of the CollaGenex, is required to amend such provisions.


      CollaGenex has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of CollaGenex (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.


      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of CollaGenex pursuant to the foregoing provisions, or otherwise, CollaGenex has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

         SEC registration fee............................        $   100.55
         Counsel fees and expenses*......................        $20,000.00
         Accounting fees and expenses*...................        $ 5,000.00
                                                                 ----------
            Total*.......................................        $25,100.55
                                                                 ==========


*     Estimated


      All expenses of issuance and distribution listed above will be borne by CollaGenex. The costs of fees and expenses of legal counsel and other advisors, if any, that the selling shareholders employ in connection with the offering will be borne by the selling shareholders.


Item 15.    Indemnification of Directors and Officers.

      Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.


      Article IX of CollaGenex's By-laws specifies that CollaGenex shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of CollaGenex or was or is serving at the request of CollaGenex as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between CollaGenex and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to adopt, amend or repeal such provision of the By-laws.


      CollaGenex has executed indemnification agreements with each of its officers and directors pursuant to which CollaGenex has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of CollaGenex.


      Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.


      CollaGenex's Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 75%
of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to amend such provisions.


      CollaGenex has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of CollaGenex (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 16.    Exhibits.

      Exhibit No.                        Description of Exhibit
      -----------                        ----------------------


          *5 Opinion of Buchanan Ingersoll Professional Corporation as to legality of the shares of common stock.

          23.1          Consent of KPMG LLP.

         *23.2 Consent of Buchanan Ingersoll Professional Corporation (contained in the opinion filed as Exhibit 5 to the Registration Statement).

         *24 Powers of Attorney of certain officers and directors of CollaGenex.

*  Previously filed.



Item 17.    Undertakings.

    (a)  The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newtown, State of Pennsylvania on this 28th day of June, 2000.


                                    COLLAGENEX PHARMACEUTICALS, INC.



                                    By: /s/  Brian M. Gallagher, Ph.D.
                                        ------------------------------
                                        Brian M. Gallagher, Ph.D.
                                        President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           Signature                         Title                    Date
           ---------                         -----                    ----

/s/ Brian M. Gallagher, Ph.D.      President, Chief             June 28, 2000
---------------------------------  Executive Officer and
    Brian M. Gallagher, Ph.D.      Director (Principal
                                   Executive Officer)

/s/ Nancy C. Broadbent             Chief Financial Officer,     June 28, 2000
---------------------------------  Treasurer and Secretary
    Nancy C. Broadbent             (Principal Financial and
                                   Accounting Officer)

         *                         Chairman of the Board and    June 28, 2000
---------------------------------  Director
    Helmer P.K. Agersborg, Ph.D.

         *                         Director                     June 28, 2000
---------------------------------
    Peter Barnett, D.M.D.

         *                         Director                     June 28, 2000
---------------------------------
    Robert C. Black

         *                         Director                     June 28, 2000
---------------------------------
    James E. Daverman

         *                         Director                     June 28, 2000
---------------------------------
    Robert J. Easton

         *                         Director                     June 28, 2000
---------------------------------
    Stephen A. Kaplan

         *                         Director                     June 28, 2000
---------------------------------
    Terence E. Winters, Ph.D.


*By the signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission has signed this Amendment to the Registration Statement on behalf of the person indicated.

/s/ Nancy C. Broadbent
Nancy C. Broadbent
(Attorney-in-fact)

                                  EXHIBIT INDEX


 Exhibit No.                        Description of Exhibit
 -----------                        ----------------------


    *5 Opinion of Buchanan Ingersoll Professional Corporation as to legality of the shares of common stock.


    23.1       Consent of KPMG LLP.


   *23.2 Consent of Buchanan Ingersoll Professional Corporation (contained in the opinion filed as Exhibit 5 to the Registration Statement).

   *24 Powers of Attorney of certain officers and directors of CollaGenex.


*  Previously filed.

                                                                 EXHIBIT 23.1

                              Accountants' Consent

The Board of Directors
CollaGenex Pharmaceuticals, Inc.:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



                                                                 /s/ KPMG LLP


Princeton, New Jersey
June 26, 2000